Exhibit 99.1
Highland Distressed Opportunities, Inc.
Announces Financial Results for the Year Ended December 31, 2008
DALLAS—(BUSINESS WIRE)—February 27, 2009—Highland Distressed Opportunities, Inc. (the “Company”) (NYSE: HCD) today announced its financial results for the year ended December 31, 2008.
Highlights for the year ended December 31, 2008:
Stockholders’ Equity (Net Assets): $60.6 million
Total Portfolio Market Value: $72.6 million
Net Asset Value per share: $3.42
Operating Results (in thousands, except per share amounts):
Net decrease in stockholders’ equity (net assets) from operations: $108,171
Net investment income: $10,790
Net realized and unrealized losses on investments: $118,961
Distributions to stockholders per share: $0.75
Portfolio Investment Activity:
Cost of investments purchased during period: $98.2 million
Proceeds from disposition of investments during period: $219.7 million
Number of portfolio companies as of December 31, 2008: 25
Portfolio and Investment Activity
The following table summarizes the historical composition of our investment portfolio, exclusive of cash and cash equivalents, as a percentage of total investments.

		Corporate
	Senior Loans	Notes and Bonds	Claims	Equity Interests
December 31, 2008	47.4%	27.8%	0.1%	24.7%
September 30, 2008	60.5%	24.9%	0.7%	13.9%
June 30, 2008	68.1%	27.0%	0.2%	4.7%
March 31, 2008	49.7%	40.4%	0.5%	9.4%
December 31, 2007	48.4%	34.8%	0.5%	16.3%
September 30, 2007	50.3%	34.4%	1.2%	14.1%
June 30, 2007	45.9%	35.4%	0.8%	17.9%
March 31, 2007	76.7%	21.1%	0.8%	1.4%

Our equity investments increased as a percentage of total investments during the fourth quarter. This was caused primarily by a decline in our loan and bond investments while the equity investments maintained their value in large part. However, during the fourth quarter we did not increase our equity holdings through additional investments.
Bank debt typically accrues interest at variable rates determined by reference to a base lending rate, such as LIBOR or prime rate, and typically will have maturities of 3 to 5 years. Corporate notes and bonds will typically accrue interest at fixed rates and have stated maturities at origination that range from 5 to 10 years. At December 31, 2008, the weighted average yield of our portfolio investments, exclusive of cash and cash equivalents, was approximately 5.7%. At December 31, 2008, the weighted average yield of our investments in senior loans and corporate notes and bonds was approximately 6.0%. Yields are computed assuming a fully settled portfolio; using interest rates as of the report date and include amortization of senior loan discount points, original issue discount and market premium or discount; weighted by their respective costs when averaged.
As of December 31, 2008, approximately 85.3% of our portfolio consisted of investments in 10 issuers. This is a material increase from prior quarters as we have sought to consolidate our holdings into fewer core positions. We accomplished this consolidation by liquidating smaller, non-core positions and using the proceeds to pay down the credit facility. Additional information regarding these specific investments has been outlined below. This additional information is limited to publicly available information, and does not address the creditworthiness or financial viability of the issuer, or the future plans of the Company as it relates to a specific investment. Furthermore, while the objective of the Company is to invest primarily in financially-troubled or distressed companies, the Company can and does invest in issuers that are not financially-troubled or distressed at the time of investment. The Company may have sold some, or all, of the positions outlined below subsequent to December 31, 2008.
Argatroban Royalty Sub, LLC

Argatroban Royalty Sub, LLC, a wholly-owned subsidiary of Encysive Pharmaceuticals, was established to issue senior secured bonds backed by the royalty cash stream from the sales of Argatroban, a branded pharmaceutical marketed by GlaxoSmithKline plc. Argatroban is a synthetic direct thrombin inhibitor indicated as an anticoagulant for prophylaxis or treatment of thrombosis in patients with heparin-induced thrombocytopenia, or HIT, which is a profound allergic reaction to anticoagulation therapy with heparin. More information can be found at www.argatroban.com.

Azithromycin Royalty Sub, LLC

Azithromycin Royalty Sub, LLC, a wholly-owned subsidiary of InSite Vision Inc., was established to issue senior secured bonds backed by the royalty cash stream from the sales of azithromycin ophthalmic solution, a branded pharmaceutical sold under the brand name AzaSite® and marketed by Inspire Pharmaceuticals, Inc. The solution is used to treat conjunctivitis. More information can be found at www.azasite.com.

Baker & Taylor, Inc.

Baker & Taylor, Inc. (“B&T”) is engaged in the distribution of books, music, video and game products. In addition, unique information services built around the B&T’s proprietary databases as well as specialized consulting and outsourcing services are provided to customers. Customers include retailers (including Internet retailers), public, academic and school libraries and various departments of federal and local governments. B&T distributes its products throughout the United States and worldwide.

Celtic Pharma Phinco B.V.

Celtic Pharmaceuticals Phinco B.V. (“Celtic Pharma”) is a private investment fund with a mandate to purchase a diversified portfolio of novel pharmaceutical products in the later stages of development that have already demonstrated initial proof of principle efficacy in human clinical trials. Celtic Pharma has $250 million of equity commitments in addition to raising $156 million of high-yield bonds. Celtic Pharma has invested in nine drug programs since its 2004 inception. More information can be found at www.celticpharma.com.

Comcorp Broadcasting, Inc.

Comcorp Broadcasting, Inc. (“ComCorp”) is a privately-held regional broadcasting company based in Lafayette, LA. ComCorp operates 23 TV stations in 10 markets in Texas, Louisiana, and Indiana. ComCorp filed for bankruptcy in June 2006 after it was unable to meet its ongoing debt obligations. ComCorp, and its direct and indirect subsidiaries, exited bankruptcy with an effective date of October 4, 2007 under reorganization plans filed (“Plans”) with the United States Bankruptcy Court in the Western District of Louisiana (Case No. 06-50410). Copies of the Plans and the Confirmation Orders may be downloaded, without cost, at www.kccllc.net/cca, or be requested free of charge by calling Kurtzman Carson Consultants LLC at 1-866-381-9100.

Fontainebleau Florida Hotel, LLC

Fontainebleau Florida Hotel, LLC is the owner of the Fontainebleau Miami Beach, an 825 room luxury hotel redevelopment in Miami Beach, Florida. The parent company of Fontainebleau Florida Hotel, LLC and developer of the resort is Fontainebleau Resorts, LLC (“Fontainebleau”). Fontainebleau is led by Chairman Jeffrey Soffer, who also serves as Chief Executive Officer of Turnberry, Ltd., a creator of luxury condominium and condominium-hotel developments, and President and Chief Financial Officer Glenn Schaeffer, a former Chief Executive Officer of Mandalay Resort Group. The Fontainebleau Miami was renovated and expanded into a 22-acre destination resort, which opened in the fall of 2008. More information can be found at www.bleaumiamibeach.com.

Genesys Ventures IA, LP

Genesys Ventures IA, LP, a limited partnership with Genesys Capital Partners of Toronto, Ontario, was established to hold the preferred equity of three late-stage venture healthcare companies.

Kepler Holdings Limited

Kepler Holdings Limited is a Bermuda-based special purpose vehicle with a portfolio comprised of pre-defined segments of Hannover Re’s natural catastrophe property reinsurance business.

LVI Services, Inc.

LVI Services, Inc. (“LVI”) is a remediation and facility services firm serving commercial, industrial, retail, government, healthcare and education end markets. From a nationwide branch network, LVI provides asbestos abatement, soft and structural demolition, mold remediation, emergency response, fireproofing, decontamination and decommissioning, lead-based paint abatement and infection control. More information can be found at www.lviservices.com.

Penhall Holding Company

Penhall Holding Company is the parent company of Penhall International Corporation (“Penhall”), one of the largest providers of concrete cutting, breaking and highway grinding services in the United States. Penhall’s business model is centered on utilizing a nationwide network of approximately 800 skilled operators and an extensive fleet of specialized construction equipment to perform primarily non-residential and infrastructure-related construction work. The company operates 41 locations in the United States and Canada, and has a customer base that includes construction contractors, industrial companies, manufacturers, government agencies and municipalities.

Results of Operations
Results comparisons are for the year ended December 31, 2008 (“Fiscal 2008”) and the period from January 18, 2007 (commencement of operations) through December 31, 2007 (“Fiscal 2007”). These comparisons between current and prior periods may not necessarily be meaningful as we were incorporated in Delaware on August 22, 2006, initially funded on January 18, 2007, and commenced material operations on February 27, 2007.
Investment Income
We primarily generate revenue in the form of interest income on the debt securities that we own, dividend income on any common or preferred stock that we own, and capital gains or losses on any debt or equity securities that we acquire and subsequently sell. We also may acquire investments, which may pay cash or in-kind dividends on a recurring or otherwise negotiated basis. Investment income for Fiscal 2008 and Fiscal 2007 was approximately $22.0 million and $31.3 million, respectively, of which approximately $0.1 million and $0.8 million, respectively, was attributable to invested cash and cash equivalents and approximately $21.9 million and $30.5 million, respectively, was attributable to portfolio investments. For Fiscal 2008 and Fiscal 2007, of the approximately $21.9 million and $30.5 million, respectively, in investment income from investments other than cash and cash equivalents, approximately $3.5 million and $2.6 million, respectively, of PIK interest income was recorded. In Fiscal 2008, investment income decreased as compared to Fiscal 2007 for three primary reasons: 1) LIBOR was significantly lower for the majority of 2008 versus 2007, 2) defaults in the portfolio increased in 2008 and 3) we reduced our leverage by over 50% during 2008, decreasing the total amount of revenue generating assets.
Operating Expenses
Operating expenses for Fiscal 2008 and Fiscal 2007 were approximately $11.2 million and $14.2 million, respectively. These amounts consisted of advisory fees of approximately $4.2 million and $6.3 million, incentive fees of approximately $1.7 million and $2.5 million, and administrative fees, accounting fees, professional fees, directors’ fees, taxes and other expenses of approximately $3.0 million and $2.4 million, respectively, for Fiscal 2008 and Fiscal 2007.
Additionally, for the quarter ended June 30, 2008, the Company’s investment adviser, Highland Capital Management, L.P. (the “Investment Adviser”), voluntarily waived incentive fees of approximately $0.8 million. Pursuant to an agreement with the Investment Adviser, advisory fees of approximately $2.7 million were waived during Fiscal 2007. Additionally, for Fiscal 2007 the Investment Adviser voluntarily waived incentive fees of approximately $1.7 million.
Net Investment Income
The Company’s net investment income totaled approximately $10.8 million and $17.1 million, respectively, for Fiscal 2008 and for Fiscal 2007. Net investment income was lower in Fiscal 2008 primarily due to lower LIBOR rates, a smaller asset base, and higher defaults.
Net Unrealized Depreciation on Investments
For Fiscal 2008 and Fiscal 2007, the Company’s investments had net unrealized depreciation of approximately $34.4 million and $60.0 million, respectively.

Net Realized Losses
For Fiscal 2008 and Fiscal 2007, the Company had net realized losses on investments of approximately $84.5 million and $14.3 million, respectively.
Net Decrease in Stockholders’ Equity (Net Assets) from Operations
For Fiscal 2008 and Fiscal 2007, the Company had a net decrease in stockholders’ equity (net assets) resulting from operations of approximately $108.2 million ($6.11 per share) and $57.3 million ($3.23 per share), respectively. For Fiscal 2008 and Fiscal 2007, the decrease in stockholders’ equity (net assets) resulting from operations was primarily attributable to net realized and net unrealized depreciation on investments, respectively, as discussed above.
Financial Condition, Liquidity and Capital Resources
In light of the broader unprecedented market dislocation that began in 2007, continued into 2008 and accelerated in the fourth quarter, we reduced our leverage from approximately 43.8% at December 31, 2007, to approximately 20.4% at December 31, 2008. On November 25, 2008, we amended our existing credit agreement with the credit facility provider, extending the maturity date from December 1, 2008 to May 29, 2009. Additionally, on December 19, 2008, the Board approved an agreement and plan of merger and liquidation (“Agreement”). The Agreement provides for the merger of the Company with and into HCF Acquisition LLC (“Merger Sub”), a Delaware limited liability company to be organized as a wholly owned subsidiary of Highland Credit Strategies Fund (“HCF”), a non-diversified, closed-end management investment company also managed by the Investment Adviser (the “Merger”), with Merger Sub being the surviving entity and pursuant to which common stockholders of the Company will receive shares of beneficial interest of HCF (and cash in lieu of any fractional shares). Immediately after the Merger, Merger Sub will distribute its assets to HCF, and HCF will assume the liabilities of Merger Sub, in complete liquidation and dissolution of Merger Sub (collectively with the Merger, the “Reorganization”). As a result of the Reorganization, if consummated, each common stockholder of the Company will become a common shareholder of HCF. The closing of the Reorganization is subject to several conditions, including the approval of the Company’s stockholders.
During Fiscal 2008, liquidity and capital resources were generated primarily from cash flows from operations, including investment sales and prepayments and income earned from investments and cash equivalents. The liquidity generated from these sources was used to reduce the amount outstanding on the credit facility and to pay shareholder distributions. At year end, the Company had no cash on hand but had approximately $14.4 million in receivables for investments sold and interest due from investments. This was partially offset by approximately $11.1 million in payables, mainly for investments purchased but not yet settled.
Although the Company has $44.5 million available on its credit facility, certain restrictions within the agreement significantly limit the amount we can effectively borrow. Regardless, we do not anticipate drawing down on the facility in the first quarter of 2009, and we are likely to fund our operations through additional sales of investments, if warranted, and interest from investments. At December 31, 2008, the Company had $15.5 million in borrowings outstanding. During the first quarter, we intend to use excess funds to primarily repay borrowings under our credit facility, make strategic investments to meet our investment objectives, to make cash distributions to holders of our common stock and to fund our operating expenses. If the Reorganization into HCF described above is not approved by stockholders or is otherwise not consummated prior to the expiration of our credit facility on May 29, 2009, there can be no assurance that we will be able to renew or extend the facility on favorable terms. If we are unable to do so, we may need to sell investments and may not be able to use leverage as a part of our investment strategy.
During Fiscal 2008, the Company generated approximately $135.4 million in cash flows from operations, of which $126.5 million was used to repay borrowings under its credit facilities and approximately $13.3 million was used to make cash distributions to holders of our common stock.

Distributions
We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. In order to maintain our status as a regulated investment company, we are required to meet specified source-of-income and asset diversification requirements and must distribute annually at least 90% of our investment company taxable income. Additionally, we must distribute at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We intend to make distributions to our stockholders on a quarterly basis of substantially all of our net operating income. We also intend to make distributions of net realized capital gains, if any, at least annually.
We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive any distributions or distributions at a particular level.
On December 4, 2008, the Company’s Board declared a fourth quarter distribution of $0.075 per share ($1,328,758), which was paid on December 31, 2008 to common stockholders of record on December 19, 2008. The Company has established an “opt out” Dividend Reinvestment Plan (the “Plan”) for its common stockholders. As a result, if the Company declares a cash distribution in future periods, a stockholder’s cash distribution will be automatically reinvested in additional shares of the Company’s common stock unless the stockholder specifically “opts out” of the Plan and elects to receive cash distributions. For the fourth quarter distribution, holders of 1,829,815 shares participated in the Plan. As a result, of the $1,328,758 total amount distributed, $137,236 was used by the Plan agent to purchase shares in the open market, including fractions, on behalf of the Plan participants. On September 5, 2008, the Company’s Board declared a third quarter distribution of $0.15 per share ($2,657,516), which was paid on September 30, 2008 to common stockholders of record on September 19, 2008. On June 6, 2008, the Company’s Board declared a second quarter distribution of $0.2625 per share ($4,650,652), which was paid on June 30, 2008 to common stockholders of record on June 20, 2008. On March 7, 2008, the Company’s Board declared a first quarter distribution of $0.2625 per share ($4,650,652), which was paid on March 31, 2008 to common stockholders of record on March 20, 2008.
Conference Call
The Company invites all interested persons to participate in its conference call on Monday, March 2, 2009 at 4:15 p.m. (Eastern Time). The dial-in number for the call is (877) 795-3646. The pass code for the conference call is 4026055. The Company will maintain an audio replay of the call for one week following the call. The replay dial-in number is (888) 203-1112. The replay pass code is 4026055.
Please Note:
In order to use your time efficiently and answer your questions satisfactorily, the Company requests all questions be submitted in advance of the call via the Company’s website, www.highlandhcd.com. The question submission form may be found under the segment entitled “Contact Us”. Please select “Conference Call Question” as your topic, enter your question in the text box provided, and select “Submit”. The deadline for submitting questions is Friday, February 27, 2009 at 4:00 p.m. (Eastern Time).

Highland Distressed Opportunities, Inc.
Statement of Assets and Liabilities

	As of	As of
	December 31, 2008	December 31, 2007
	($)	($)
Assets:
Investments in:
Unaffiliated issuers, at value (cost $127,514,862 and $345,348,887, respectively)	45,530,147	284,085,088
Affiliated issuers, at value (cost $39,538,434 and $26,667,127, respectively)	27,090,847	27,901,063

Total investments, at value (cost $167,053,296 and $372,026,014, respectively)	72,620,994	311,986,151
Cash and cash equivalents	—	4,291,098
Foreign currency (cost $10 and $0, respectively)	10	—
Receivable for:
Investments sold	12,106,871	24,628,173
Dividend and interest	2,337,202	5,951,790
Other assets	96,923	66,712

Total assets	87,162,000	346,923,924

Liabilities:
Due to Custodian	122,505	—
Notes payable	15,500,000	142,000,000
Net discount and unrealized depreciation on unfunded transactions	31,756	16,228
Payables for:
Investments purchased	9,809,787	19,387,884
Investment advisory fee	627,965	1,812,285
Administration fee	109,894	317,150
Incentive fee	—	383,951
Interest expense	112,469	759,465
Directors’ fees	5,100	592
Accrued expenses and other liabilities	286,096	231,317

Total liabilities	26,605,572	164,908,872

Stockholders’ equity (net assets)	60,556,428	182,015,052

Composition of stockholders’ equity (net assets):
Common Stock, par value $.001 per share: 550,000,000 common stock authorized, 17,716,771 common stock outstanding	17,717	17,717
Paid-in capital	253,018,580	253,163,644
Undistributed net investment income	1,067,487	3,420,147
Accumulated net realized gain/(loss) on investments, total return swaps and foreign currency transactions	(99,083,521)	(14,547,689)
Net unrealized appreciation/(depreciation) on investments, unfunded transactions and translation of assets and liabilities denominated in foreign currency	(94,463,835)	(60,038,767)

Stockholders’ equity (net assets)	60,556,428	182,015,052

Net Asset Value Per Share (Net Assets/Common Stock Outstanding)	3.42	10.27

Highland Distressed Opportunities, Inc.
Statement of Operations

	For the Year Ended	For the Period Ended
	December 31, 2008	December 31, 2007(a)
	($)	($)
Investment Income:
Unaffiliated interest income	20,092,839	30,519,314
Affiliated interest income	1,845,150	17,645
Unaffiliated dividends (net of foreign taxes withheld)	40,685	792,762

Total investment income	21,978,674	31,329,721

Expenses:
Investment advisory fees	4,194,605	6,306,869
Incentive fees	1,680,346	2,475,541
Administration fees	734,056	1,103,702
Accounting service fees	154,590	123,913
Transfer agent fees	29,890	24,500
Legal fees	1,128,698	396,096
Audit and Tax fees	152,500	127,500
Directors’ fees	19,881	35,441
Custody fees	28,827	50,956
Registration fees	24,097	20,247
Reports to stockholders	131,041	29,725
Franchise tax expense	80,393	119,367
Organization expense	—	170,383
Rating agency fees	66,184	57,003
Interest expense	3,173,667	7,407,511
Merger expenses	21,227	—
Other expense	378,713	151,384

Total operating expenses	11,998,715	18,600,138

Fees and expenses waived or reimbursed by Investment Adviser	(809,977)	(4,359,935)

Net expenses	11,188,738	14,240,203

Net investment income	10,789,936	17,089,518

Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized gain/(loss) on investments	(84,535,832)	(14,507,557)
Net realized gain/(loss) on total return swaps	—	172,955
Net realized gain/(loss) on foreign currency transactions	(82)	33,337
Net change in unrealized appreciation/(depreciation) on investments	(34,392,439)	(60,039,863)
Net change in unrealized appreciation/(depreciation) on unfunded transactions	(31,756)	—
Net change in unrealized appreciation/(depreciation) on translation of assets and liabilities denominated in foreign currency	(873)	1,096

Net realized and unrealized gain/(loss) on investments	(118,960,982)	(74,340,032)

Net decrease in stockholders’ equity (net assets) resulting from operations	(108,171,046)	(57,250,514)

(a)	Highland Distressed Opportunities, Inc. commenced operations on January 18, 2007.

About Highland Distressed Opportunities, Inc.
Highland Distressed Opportunities, Inc. (the “Company”, “we,” “us” and “our”) is a non-diversified closed-end company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is total return generated by both capital appreciation and current income. We intend to invest primarily in financially-troubled or distressed companies that are either middle-market companies or unlisted companies by investing in senior secured debt, mezzanine debt and unsecured debt, each of which may include an equity component, and in equity investments. Generally, distressed companies are those that (i) are facing financial or other difficulties and (ii) are or have been operating under the provisions of the U.S. Bankruptcy Code or other similar laws or, in the near future, may become subject to such provisions or otherwise be involved in a restructuring of their capital structure.
This press release may contain forward-looking statements describing the Company’s future plans and objectives. These forward-looking statements, as well as future oral and written statements by the management of the Company, are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (“SEC”).
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “could,” “estimates,” “potential,” “continue,” “target,” or the negative of these terms or other similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable law.
Persons considering an investment in the Company should consider the investment objective, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.
Shareholder Services: hfinfo@hcmlp.com, (877) 247-1888